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                                                                    Exhibit 12.2

                             UNION ELECTRIC COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       Thousands of Dollars Except Ratios


                                                     THREE MONTHS ENDED
                                                         MARCH 31,

                                                     2001         2002
                                                   --------     --------
Net Income                                         $ 38,201     $ 50,872
Add- Extraordinary items net of tax                   4,848           --
                                                   --------     --------
Net income from continuing operations                43,049       50,872

                                                   --------     --------
   Taxes based on income                             32,360       29,537
                                                   --------     --------

Net income before income taxes                       75,409       80,409
                                                   --------     --------



Add-fixed charges:
   Interest on long term debt                        28,689       24,322
   Other interest                                     1,046        1,878
   Rentals                                              748          600
   Amortization of net debt premium, discount,
      expenses and losses                               820          820

                                                   --------     --------
Total fixed charges                                  31,303       27,620
                                                   --------     --------

Earnings available for fixed charges                106,712      108,029
                                                   ========     ========

Ratio of earnings to fixed charges                     3.40         3.91
                                                   ========     ========